Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-139978 and 333-137562) and Form S-4 (Nos. 333-141154 and 333-141156) and related prospectuses of Williams Partners L.P., and in the registration statement on Form S-8 (No. 333-128881) of Williams Partners L.P. of our reports dated August 23, 2007, with respect to the consolidated financial statements of Williams Partners L.P., and the consolidated balance sheet of Williams Partners GP LLC, included in this Current Report (Form 8-K) dated August 29, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
August 23, 2007